Exhibit 23.7
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the use in this Amendment No. 2 to Registration Statement No. 333-143428 on Form S-4 of Nuance Communications Inc. of our report dated January 30, 2005 with respect to the financial statements of Phonetic Systems Ltd. as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 which appear in Form 8-K/A dated April 18, 2005. We also consent to the references to our firm under the caption “Experts” in such Registration Statement.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
August 21, 2007	A Member of Ernst & Young Global